Exhibit 99.1

For Information
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES NEW GAS SERVICES AGREEMENT
IN EAGLE FORD SHALE

DENVER, CO April 11, 2011 – SM Energy Company (NYSE: SM) today announces that the Company has entered into new long-term service agreements with ETC Texas Pipeline, LTD. (“ETC”), a wholly owned subsidiary of Energy Transfer Partners, L.P. (NYSE: ETP), whereby ETC will gather, transport, and process production from the rich gas portion of the Company’s Eagle Ford shale assets in South Texas.

Under the terms of the arrangement, ETC will construct a gathering and transportation pipeline and related facilities, as well as a new processing plant, to serve SM Energy’s Eagle Ford assets in South Texas.  ETC has committed to provide up to a maximum level of 240,000 MMBtu per day, or approximately 190 MMcf per day in firm commitment transportation over a ten-year term beginning in 2013.  The gas will be transported through the ETC pipeline and processed at the new plant.  The agreement is fee based and will not require the Company to invest any upfront capital.  SM Energy will be obligated to ship specified minimum amounts of gas or make periodic deficiency payments.

Tony Best, President and CEO, remarked, “This new agreement with ETC provides additional, longer term take-away capacity for our natural gas and natural gas liquids as we continue to ramp-up the development of our Eagle Ford shale assets. The Eagle Ford program is a critical part of our plan to grow value for our stockholders, and this agreement is a key element in supporting that goal.”

ABOUT THE COMPANY

SM Energy Company, formerly named St. Mary Land & Exploration Company, is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas, natural gas liquids and crude oil. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at sm-energy.com.